THIS AGREEMENT dated the 5th day of December, 1992

BETWEEN:

LORNE SPENCE

Box 24

Tappen, B.C.

VOE 2XO

(hereinafter called the "Optionor"

OF THE FIRST PART

AND

BOOKER GOLD EXPLORATIONS LTD.

Suite 620, 475 Howe St.

Vancouver, B.C.

V6C 2B3

(hereinafter called the "Optionee")

OF THE SECOND PART

WHEREAS:

A.

The optionor is the beneficial owner of an underlying agreement in two 15 claim blocks (the "Claims") as more particularly described in Schedule A and Map I attached hereto, situated in the Omineca District of British Columbia, and

B.

The Optionor has agreed to grant an option to sell his interest in and to the Claims to the Optionee upon the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the representations, warranties, covenants, and agreements herein contained, the Optionor hereby gives and grants to the Optionee the sole and exclusive option (Option) to purchase 100% of the Optionor's right title and interest in and to the Claims subject to the following terms and conditions:

1.1

The Option shall be irrevocable and shall be open for exercise by payment by the Optionee to the Optionor of the sum of sixty thousand dollars ($60,000.00) as follows:

(a)

The sum of $10,000.00 within 30 days of signing this agreement

(b)

The sum of $10,000.00 on or before July 21, 1993

(c)

The sum of $40,000.00 on or before December 21, 1993.

Provided that, such payments may be accelerated at any time in the sole discretion of the Optionee. A total sum of $100,000.00 in option payments must be paid prior to the commencement of any commercial production from the property. Should the Optionee purchase the Property as hereinbefore described, prior to December 21, 1994 and every year thereafter a $100,000.00 payment will be made to the Optionor (the Royalty).

The amount received in any calendar year will be deducted from any royalties from the Property earned by the Optionors in the same calendar year.

1.2

Pay to the Optionor 200,000 shares of the Optionee at the following stages:

STAGE	NUMBER OF SHARES RELEASED
On approval of the VSE	50,000
on completion of first stage with recommendations for second stage	50,000
on completion of second stage with recommendations for third stage	50,000
on completion of third stage with recommendations for fourth stage	50,000

1.3

Upon the. Optionee exercising the Option and making the payments referred to in clause 1.1-and the shares in clause 1.2 hereof; the Optionee shall own 100% of the right, title and interest in and to the claims.

2.1

As additional consideration for the Optionor entering into this Agreement, the Optionee acknowledges that its interest in the Claims shall be subject to a royalty or charge in the amount of 4.0 percent of net smelter returns payable to the Optionor on 100 % of the property.

2.2

For The purpose of this clause "Net Smelter Returns" shall mean the actual proceeds received by the Optionee from a smelter or other place of sale or treatment in respect of all ore removed by-the- Optionee from the Claims as evidence by its i-eturiis or settlement sheets after deducting from the said proceeds all freight or other transportation costs from the Claims, or other place of sale or treatment, and any costs incurred in marketing the Product, but without_ any other deduction whatsoever. Net Smelter Returns due and payable to the Optionor hereunder shall be paid within sixty days after receipt of the said actual proceeds by the optionee. Within ninety days after the end of each fiscal year during which any ore was shipped from the Claims the records relating the calculation of Net Smelter Returns during that fiscal year shall be delivered to the Optionor, upon written request, who shall have sixty days after receipt of such statements to question their accuracy and failing such question, the statements shall be deemed correct. The Optionor or his representative duly appointedin writing shall have the right at all reasonable times upon written request to inspect such books and financial records of the Optionee as are relevant to the determination of Net Smelter Return and at his own expense to make copies thereof.

3.

During the term of this Agreement the Optionee shall have the exclusive possession and control of the Claims and the right by its employees, agents, or contractors to explore, prospect, examine, develop and mine the claims in such a manner as the Optionee, in its sole discretion, shall decide.

4.

The Optionor represents and warrants that subject to the underlaying Agreement (Schedule A) it is the beneficial owner of an undivided 100% interest in and to the Claims free and clear of all liens, charges and encumbrances and conflicting claims and

1.

rights of whatsoever nature and kind, that the Claims are in good standing and that it has full power, absolute authority, and capacity to enter into this Agreement without obtaining the consent of any other person or body corporate and that no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Claims or an interest therin save as might be expressly set out herein.

5.

Upon the payment of the $10,000.00 (TEN THOUSAND DOLLARS) the Optionor will deliver to the Optionee a registrable transfer of the Claims to be held in trust by the Optionee's solicitor until the Option is duly exercised and completed.

6.

The Optionee represents and warrants to the Optionor it is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein.

7.

Any payment required to be made hereunder shall be made payable and delivered in the manner for the giving of notice as herein provided.

8.

The Optionor agrees to execute and deliver to the Optionee such bills of sale, transfers or other documentation required to transfer an undivided 100% interest in and to the Claims to the Optionee concurrently upon the execution of this Agreement. The Optionee has the right to record the bills of sale, transfers and other documentation with the appropriate governmental agency to effect a transfer of the recorded ownership of the Claims to the Optionee but the beneficial ownership to the Claims shall be subject to the terms of this Agreement.

9.

During the currency of this Agreement the Optionee agrees to:

(a)

use its best efforts to complete the required assessment work on each claim for any year it is due. If the Optionee decides not to complete the assessment work on any claim or claims in the year work is due for that claim or claims, the Optionee must notify the Optionor of this decision my July 15 of the year in Question. Ownership of that claim or claims would then revert back to the Optionor. If the Optionee does not notify the Optionor by July 15 of the given year the Optionee is responsible for the completion of the assessment work for that period;

(b)

subsequent to the requirements set out in sub-clause (a) hereof and commencing in 1992 the Optionee agrees to keep the Claims free and clear of all liens and encumbrances arising from its operations hereunder and in good standing by carrying out all required assessment work by September 15 of each year and filing all necessary work with the appropriate governmental agency by September 30 of each year and to pay all taxes required to be paid and by doing all other acts and things and making all other payments required to be made which may be necessary in that regard;

(c)

conduct all work on or with respect to the Claims in a careful and minerlike manner and in accordance with the applicable laws of the Province of British Columbia and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against the Optionor as a result or work done by the Optionee on or with respect to the Claims;

(d)

obtain and maintain, or cause any contractor to obtain and maintain, during any period in which active work is carried out hereunder, adequate workers' compensation insurance in accordance with the applicable laws of the Province of British Columbia;

(e)

permit the Optionor or its representative, duly authorized by it, in writing, at its own risk and expense, access to the Claims at all reasonable times; and

(f)

provide the Optionor with summaries of exploration and development performed on the Claims and to deliver a copy of any engineering report prepared in connection with the Claims.

10.1

The Option shall terminate:

(a)

upon the failure of the Optionee to make any of the payments or issue any shares to the Optionor as specified in clause 1 hereof by the dates specified;

(b)

upon the Optionee giving notice of termination to the Optionor; and

(c)

upon the expiration of thirty days after service of notice to the Optionee in writing by the Optionor of a breach by the Optionee of any condition or covenant hereinc contained to be observed or performed, if such breach has not theretofore been rectified; or

(d)

upon the notification by the Optionee to the Optionor, pursuant to clause 9 (a), that the Optionee intends to complete the assessment work on none of the claims for the given period.

10.2

Upon termination of the Option all obligations or liabilities hereunder of whatever nature of the parties shall cease and determine except for the obligation of the Optionee to transfer recorded ownership of the Claims to the Optionor and to leave the Claims free and clear of any liens, charges or encumbrances arising from its work thereon, or for materials or supplies delivered thereto at its request. The Optionee shall have the right for eighteen months thereafter to remove any machinery, - equipment or supplies brought on to the Claims by it.

10.3

Failure of the Optionee to comply with any of its obligations under this Agreement constitutes a default of this Agreement which, thereafter, will cause all rights and interests of the Optionee in and to the Agreement and the Claims to revert to the Optionor, provided that the Optionee has received 30 days written notice of said default from the Optionor and has not remedied the default within 30 days of the said notice.

11.

The rights of neither party shall be prejudiced by events beyond a party's reasonable control, including, without limiting, environmental restrictions or approvals, the exigencies of nature, government, and acts of God particularly as they may affect exploration and development of the Claims but excluding the want of funds. All times herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly. Each party agrees to cooperate with the other in applying for and obtaining all required Federal, Provincial and other governmental approvals.

12.

The data and information comming into the possession of the Optionor by virtue of this Agreement shall be kept confidential and shall not be disclosed to third parties without the written consent of the Optionee.

13.

Nothing in this Agreement shall be deemed to constitute the Optionor the partner of the Optionee.

14.

Time shall bve of the essence of this Agreement and should the parties fix new dates for the performance of any obligation time shall thereafter again be of the essence of this Agreement.

15,

The parties hereby agree that each and every mineral claim (including internal fractions), or interest therein which they acquired subsequent to December 5, 1992, or may stake or otherwise acquire during the currency of Agreement and which lies in whole or in part within six kilometres of any part of the Claims, shall at the option of the other party form a part of the Claims. Either party shall upon acquisition of any additional claims, give notice to the other party of all such additional claims which it has acquired and thereafter the other party shall have 30 days within which to give notice of its desire to have such additional claims form part of the Claims. The Optionee shall be responsible to pay the costs of acquiring the additional claims. All title to such additional claims shall be held subject to the terms of this Agreement.

16.

The Optionor and the Optionee acknowledge this Agreement is subject to the approval of the Vancouver Stock Exchange and agree to promptly comply with all conditions and requirements which may be required by the Vancouver Stock Exchange.

17.

The Optionee has the right to purchase 100% of the said property for a Two Million Dollar ($2,000,000.00) buy out.

1.

18.

This Agreement shall be construed with and governed by the laws of the Provinc of British Columbia. All references herein to sums of money shall be deemed to refer to Canadian.

19.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by pre-paid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

20.

The Optionor will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arkising out of or in connection with any breach of any representation warranty, covenant, agreement, or condition made by him and contained in this Agreement. The Optionor acknowledges and agrees that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

21

This Agreement represents the complete understanding of the parties and shall not be deviated from except by a further written Agreement. Each party agrees to execute further documents necessary to give effect to this Agreement.

22.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITHESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Witness

Lorne Spence

The Corporate Seal of BOOKER GOLD
EXPLORATIONS LTD.
was hereunto affixed in the presence of: c/s